Investor Contacts: Rusty Cloutier President & CEO or Jim McLemore, CFA Sr. EVP & CFO 337.237.8343

Jake Delhomme to be Named Chairman of MidSouth Bancorp
Longtime Board Member Joe Tortorice to Assume Vice Chairmanship
LAFAYETTE, LA., September 19, 2016/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) announced today that Jake Delhomme will be appointed Chairman of the Board for both the holding company and its subsidiary, MidSouth Bank, N.A., effective December 31, 2016.
Additionally, Joe Tortorice Jr., a member of the holding company’s Board of Directors since 2004, will be appointed Vice Chairman of the board, also effective December 31, 2016.
Delhomme, a retired Pro Bowl quarterback who has served on the bank’s board for more than four years (having initially been an advisory member), will replace Will Charbonnet Sr., who has served as Chairman since 1990. Charbonnet is retiring from the board at the end of the year.
“Will Charbonnet has been a steady hand for our organization through many prosperous years and an equal number of challenging times for MidSouth Bank and the banking industry as a whole,” MidSouth Bank President Troy Cloutier said.
Charbonnet, a founding member of the board, guided the bank through the process of being listed on the American Stock Exchange in 1993. At the time, MidSouth was one of the smallest banks in the country to be listed on a public exchange.
“Will has been focused, determined and insightful, and we are eternally grateful that he devoted so many of his professional years to guide our growth from a very small community bank into one with almost $2 billion in assets,” said MidSouth Bancorp President and CEO C.R. “Rusty” Cloutier.
Incoming Chairman Delhomme’s proven leadership skills, team-building expertise and community-minded spirit have made him a strong force on the board, earning him the respect of board members, employees, customers and shareholders. Delhomme led the Carolina Panthers to Super Bowl XXXVIII in his first season in 2003 and was the starting quarterback for the next six seasons. He played his final year of professional football with the Houston Texans in 2011.
“We are thankful for the key role Jake has played in the oversight and governance of our company over the past four years, and for his long-term view about building on our successes and learning from our mistakes,” bank President Troy Cloutier said in announcing the new Chairman. “I am looking forward to having an even closer working relationship with him, because I know he will inspire and energize the bank’s management team and board.”
Delhomme said the newly appointed Bancorp Board Vice Chairman’s business acumen — Joe Tortorice is the founder and CEO of Texas-based Jason’s Deli — has made him an invaluable asset to the board, noting the critical role the entrepreneur’s Texas ties have played in the bank’s ongoing expansion into that state.
“Hard-working and persistent, Joe is a highly respected business leader in Texas,” Delhomme said.

Delhomme commented that the bank has benefitted immensely from Tortorice’s passion and positive attitude, and stressed that the Vice Chairman will continue to be a critical adviser to MidSouth’s Texas expansion strategy.
About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of June 30, 2016. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 57 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge- free ATMs. Additional corporate information is available at MidSouthBank.com.

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